Exhibit 99.1


                                                         November 1, 2002

                                                         Brian K. Finneran
                                                         Chief Financial Officer


 State Bancorp, Inc. Adds $10 Million to Tier I Capital through Trust Preferred
                              Securities Offering



New Hyde Park, N.Y., November 1, 2002 - The Board of Directors of State Bancorp, Inc, (AMEX - STB), parent company of State Bank of Long Island, announced today that the Company has raised $10 million from its participation in a pooled trust preferred securities offering which closed on October 29, 2002. The trust preferred securities were issued by a newly established subsidiary, State Bancorp Capital Trust I.

The securities qualify as Tier I capital for regulatory purposes and will bear an interest rate tied to three-month LIBOR. The securities are redeemable by the Company in whole or in part after five years or earlier under certain circumstances. Chief Executive Officer Thomas F. Goldrick stated that "the issuance of trust preferred securities will enhance our capital ratios as well as provide funding for the Company's ongoing stock repurchase program and other general corporate purposes."

State Bancorp Inc. is the parent of State Bank of Long Island, the largest independent commercial bank headquartered in Nassau County. State Bank of Long Island operates full-service banking offices in fifteen locations throughout Nassau, Suffolk and Queens Counties: New Hyde Park, Jericho, Rockville Centre, Garden City South, Oyster Bay, Huntington, Hauppauge, Farmingdale, Holbrook, East Setauket, Jackson Heights, Mineola, Maspeth, Port Washington and Long Island City.

The Bank maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank. The Bank also owns Jericho, N.Y.-based
Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation reform Act of 1995. The words "expects," "believes," "anticipates" and other similar expressions are intended to identify forward-looking statements. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The results may ultimately vary from the forward-looking statements made in this release. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.